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                                 Exhibit (e)(14)

                               Services Agreement
                             dated December 28, 1999
                                     between
   Fidelity Brokerage Services, Inc., National Financial Services Corporation,
                           One Group Mutual Funds, and
                         The One Group Services Company




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                               SERVICES AGREEMENT


This Agreement is made as of the 28th day of December, 1999 between: (1) the Fidelity Brokerage Services, Inc. ("FBSI") and National Financial Services Corporation ("NFSC") (together "Fidelity"), and (2) One Group Mutual Funds (the "Trust") and the One Group Services Company.

                                    RECITALS

A. The Trust is either (i) an open-end investment company with one or more series or classes of shares (each such series or class of shares a "Fund"), (ii) an investment adviser to or administrator for the Funds, (iii) the principal underwriter or distributor for the Funds, or (iv) the transfer agent for the Funds.

B. The Trust wishes to have Fidelity provide to The Trust or on its behalf certain administrative services with respect to beneficial owners of shares ("Shareholder(s)") of such Funds which Fidelity makes available to Shareholders through securities brokerage accounts carried by NFSC on behalf of FBSI.

C. Fidelity agrees to provide such services on the terms and conditions set forth herein.

                                    AGREEMENT

THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1.   Shareholder Services

A. SHAREHOLDER ACCOUNT SET-UP AND MAINTENANCE - Fidelity shall maintain and provide to FBS1 adequate facilities and procedures to: (1 ) establish and maintain Fund investments on behalf of Shareholders within a consolidated brokerage account(s) on the Fidelity transaction processing and recordkeeping system, and (2) access Shareholders' current Fund information including, but not limited to, share balances, dividend information and transaction history.

B. SHAREHOLDER ASSISTANCE - Fidelity shall make available to FBSI any information maintained by Fidelity as may be necessary for correspondents to support and resolve Shareholder servicing inquiries. Fidelity personnel will assist FBSI in the investigation of Shareholder inquiries when necessary. FBSI will support Shareholder service inquiries from Shareholders who maintain brokerage accounts with FBSI.

C. TRANSACTION PROCESSING AND SETTLEMENT - The Fidelity transaction processing system shall enable Shareholders to purchase, redeem and exchange shares of Funds available through Fidelity. NFSC shall facilitate settlement with each Fund of Shareholder transactions in such Fund insofar as such transactions are transmitted to NFSC by FBS1 on behalf of Shareholders.



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The Trust agrees that it shall either: (1) make arrangements for all transactions processed pursuant to this Agreement to be processed through the National Securities Clearing Corporation Fund/SERV system, or (2) obtain proper authority for NFSC to transmit to the Fund or its Agent daily manual trades until 5:00 p.m. Eastern Time, or such other times as set forth on Exhibit B, which trades shall remain eligible for that day's public offering price provided Fidelity received the order by the close of trading that day.

D. SHAREHOLDER ACCOUNT STATEMENT PREPARATION AND DISTRIBUTION - With respect to each Shareholder holding Fund investments through Fidelity, Fidelity shall deliver or cause to be delivered to such Shareholder monthly statements when there has been activity in such Shareholder's brokerage account during such month, or quarterly statements during periods when there has been no monthly account activity. Statements will include transaction detail for the statement period for each Fund in which shares were purchased, redeemed or exchanged, and a summary of the number of Fund shares owned and share value thereof as of the statement date to the extent such value is provided by the Fund.

E. CONFIRMATION PREPARATION AND DISTRIBUTION - Fidelity shall generate a written confirmation for each purchase, redemption and exchange transaction affecting each Shareholder's Fund investments held through Fidelity to the extent such confirmation is required, and such confirmation shall be distributed to Shareholders through or on behalf of FBSI.

F. PAYMENT OF FUND DISTRIBUTIONS - NFSC shall distribute to Shareholders all dividend, capital gain or other payments authorized by the Fund and distributed to and received by NFSC, and such distributions shall be credited to Shareholders in accordance with the instructions provided by each Shareholder, including but not limited to dividend reinvestment into the Fund, or cash payments of distributions.

G. PROSPECTUS FULFILLMENT - Subsequent to any Shareholder's acquisition of shares of a Fund by purchase or exchange, Fidelity shall provide to such Shareholder a confirming prospectus for such Fund to the extent such prospectus is required with respect to such acquisition and is provided by the Fund to Fidelity or its designee.

The Trust acknowledges and agrees that Fidelity is not responsible for (i) the compliance of any prospectus or supplement thereto, annual report, proxy statement or item of advertising or marketing material of or relating to any Fund, with any applicable laws, rules or regulations, (J) the registration or qualification of any shares of any Fund under any federal or applicable state laws or (iii) the compliance by any Fund or the Trust or any "affiliated person" (as that term is defined in the rules under the Investment Company Act of 1940, as amended), with any applicable federal or state law, rule, or regulation or the rules and regulations of any self-regulatory organization with jurisdiction over such Fund, The Trust or affiliated person.

Fidelity will not make any offer or sale of Fund shares (a) in any state or jurisdiction in which such shares are not qualified for sale or exempt from the requirements of the relevant securities laws at any time after it has been provided with written notice from the Trust that such Fund is not so qualified or exempt in such state or jurisdiction, (b) in any state or jurisdiction in which it is not properly licensed or authorized to make offers or sales, or (c) at any time after it has been



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provided with written notice from the Trust that such Fund is not then currently offering shares to the public.

H. ACCOUNT LEVEL TAX REPORTING - NFSC shall provide to Shareholders through FBSI such reports and information as may be required by the then-prevailing laws and regulations under the Internal Revenue Code for non-retirement accounts and qualified and non-qualified retirement plan accounts.

II.  REPRESENTATIONS AND WARRANTIES

A. The Trust and The One Group Services Company each represents and warrants that:

     (1) it has the requisite authority to enter into this agreement on its own behalf and on behalf of the Fund(s), and

     (2)  that the payment to NFSC of any fees pursuant hereto:

          (a) has been duly authorized by the Fund(s), the Board of Trustees of the Fund(s), or any other persons to the extent such authorization is required to properly make such payment;

          (b) is properly disclosed in the relevant Fund prospectus to the extent such disclosure may be required, and

          (c) is in material conformity with all federal, state and industry laws or regulations to which the Fund or its agents are subject.

B.   FBSI and NFSC each represent and warrant that:

     (1) it is a corporation duly organized under the laws of the Commonwealth of Massachusetts and is duly registered and/or qualified as a broker/dealer with the SEC, NASD and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

     (2) the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action in its part, and this Agreement constitutes the valid and binding obligations of FBSI and NFSC; and

     (3) it is in material conformity with all federal, state and industry laws or regulations to which it is subject.

C. Each party hereto represents and warrants that it shall provide to the others such



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     information or documentation necessary for such party to fulfill its obligations hereunder, such other information or documentation as any party may reasonably request, and that it shall comply with such operating policies and procedures as the parties may adopt from time to time.

III. FEES

A.   Start Up Fee

The Trust or the One Group Services Company shall pay to NFSC a one-time start up fee ("Start Up Fee") for Fidelity's initial set up and preparation to support a new group or family of Funds. The amount of the Start Up Fee is set forth on Exhibit A and shall be due and payable to NFSC the earlier of 30 days from the execution of this Agreement or the availability of any such Fund to Fidelity customers. The identity and description of each Fund which is subject to this Agreement shall be set forth on Exhibit B, as amended from time to time.

B.   CUSIP Fee

The Trust or the One Group Services Company shall pay to NFSC a fee ("CUSIP Fee") to add any Fund to Fidelity's computer system in order to make such Fund available to Fidelity's customers. The amount of the CUSIP Fee is set forth on Exhibit A, and shall be due and payable to NFSC upon the earlier of the addition of the Fund to Exhibit B, or the availability of such Fund to Fidelity's customers.

C.   Asset Based Fee

For the services provided by Fidelity hereunder, the Trust or the One Group Services Company shall pay to NFSC a fee with respect to each Fund, which fee shall be based upon a percentage per annum of the average daily value of the aggregate number of shares of the Fund held by NFSC for the accounts of customers of FBSI. Such fee shall be calculated and paid in accordance with Exhibit A hereto.

D.   Maintenance Fee

The Trust or the One Group Services Company shall pay to NFSC an annual maintenance fee ("Maintenance Fee") with respect to certain Funds as set forth on Exhibit A.

In the event the parties agree to material changes to the scope of services provided hereunder, the parties agree to negotiate in good faith as to the appropriate amendment to the fees due NFSC.

IV.  Indemnification

A. The Trust and the One Group Services Company shall indemnify and hold harmless Fidelity and each officer, employee and agent of Fidelity from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature ("Losses") arising out of (i) any inaccuracy or omission in any prospectus or



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supplement thereto, registration statement, annual report or proxy statement, of any Fund or the Trust or any advertising or promotional material generated by any Fund or the Trust, 00 any breach by the Trust or the One Group Services Company of any representation, warranty, covenant, or agreement contained in this Agreement and (iii) any action taken or omitted to be taken by Fidelity pursuant to this Agreement, except to the extent such Losses result from Fidelity's breach of this Agreement, willful misconduct, or gross negligence.

B. Fidelity shall indemnify and hold harmless Fund/Agent and each director, officer, employee and agent of Fund/Agent from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expens6s of any nature ("Losses") arising out of (i) Fidelity's dissemination of information regarding Fund/Agent or any Fund that contains any inaccuracy or omission unless such information was provided or approved by Fund/Agent or any Fund, 00 any breach by Fidelity of any representation, warranty, covenant, or agreement contained in this Agreement and (iii ) any Losses resulting from Fidelity's willful misconduct or negligence.

V.   CONFIDENTIALITY

Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agent or representatives during the term of this Agreement (the "Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business. Each party agrees to use its best efforts (the same being not less than that employed to protect his own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the other on a need-to-know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement to the other for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This Section V shall continue in full force and effect notwithstanding the termination of this Agreement.

VI.  DURATION AND TERMINATION OF AGREEMENT

With respect to any Fund, this Agreement shall become effective upon the date such Fund is identified on Exhibit B, and this Agreement is approved by the Fund or its Board of Trustees if such approval is required, and shall continue in force for one year, and shall thereafter continue automatically for successive annual periods unless earlier terminated and subject to any periodic approval required by the Fund or its Board of Trustees. This Agreement is terminable as to any Fund by any party upon 90 days written notice thereof to the other parties or upon default hereof provided that such default shall not terminate this Agreement to the extent the defaulting party



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has been notified of such default by the non-defaulting party and the defaulting party cures such default within 10 business days of notice of such default.

After the date of termination as to any Fund, no fee will be due with respect to any shares of such Fund that are first placed or purchased in FBSI customer accounts after the date of such termination. However, notwithstanding any such termination, The Trust and the One Group Services Company will remain obligated to pay NFSC the fee as to each share of such Fund that was considered in the calculation of the fee as of the date of such termination, for so long as such share is held in the FBSI account. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to shares for which a fee continues to be due subsequent to such termination.

Notwithstanding anything to the contrary contained in this Section VI, this Agreement will terminate automatically with respect to The One Group Services Company in the event that The One Group Services Company ceases to serve as principal underwriter or distributor for the Funds pursuant to a termination of its Distribution Agreement with the Fund; or, with respect to the Trust in the event that the Funds' plan of distribution, adopted pursuant to Rule 1 2b-1 under the 1940 Act, or any other plan for the financing of shareholder servicing activities (the "Plan") which finances such payment obligation is terminated for whatever reason by the Funds' Board of Directors. In that connection the Trust's and The One Group Services Company's payment obligations with respect to fees will cease as of the effective date of (i) the termination of The one Group Service Company's Distribution Agreement Fund or 00 the termination of the plan, as the case may be. This paragraph does not relieve the Trust or The One Group Services Company of the obligation for payment of past fees due under this Agreement. In the event such payment obligation shall cease in accordance with clause 0) above, Fidelity may seek to receive such payments from any successor distributor that is appointed by the Funds. In the event such payment obligation shall cease in accordance with clause 00 above, the Trust and Fidelity agree to negotiate in good faith with respect to whether and to what extent the Trust will continue to make such payments either from a related party's resources or in reliance upon financing that is provided by a successor plan.

VII. MISCELLANEOUS

A. CUSTODY - The Trust acknowledges that Fund shares maintained by the Fund for Shareholders hereunder are held in custody for the exclusive benefit of customers of NFSC and shall be held free of any right, charge, security interest, lien or claim against NFSC in favor of the Trust or its agents acting on behalf of the Trust.

B. TRANSACTION CHARGES - During the term of this Agreement, FBSI shall not assess against or collect from its brokerage customers any transaction fee upon the purchase or redemption of any Fund's shares that are considered in calculating the fee due pursuant to Section III hereof. The parties acknowledge and agree that FBSI reserves the right to collect such transaction fees from certain customers (including "Short-Term Traders," as FBSI may define that term) for certain special trading services and from other customers upon such other customers' redemption of certain shares.



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C.   USE OF FIDELITY INVESTMENTS NAME - The Trust will not, nor will the
Trust cause or permit any Fund to, describe or refer to the name "Fidelity Investments" or any derivation thereof, or to FMR Corp. or any affiliate thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials or activities without the prior written consent of an authorized officer of Fidelity.

D. NONEXCLUSIVITY - The Trust acknowledges that Fidelity may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies.

E. FORCE MAJEURE - No party shall be liable to any other party for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control.

F. NOTICES - All notices and communications required or permitted by this Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed. All such notices and other communications shall be made:

     If to Fidelity, to:

                  Fidelity Investments

                  82 Devonshire Street, L4D

                  Boston, MA 02109

                  Attn: Laura Haskell

     If to the Trust, to:

                  The One Group Services Company

                  1111 Polaris Parkway

                  Columbus, OH 43240

                  Attn: Mark Redman

G. This Agreement and any Exhibits hereto may be amended only upon the written agreement of the parties.



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H.   This Agreement may not be transferred or assigned by either the Trust, the
One Group Services Company or Fidelity, and shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


One Group Mutual Funds                  Fidelity Brokerage Services, Inc.


By:   /s/  James T. Gillespie           By:  /s/  Laura Haskell
   -----------------------------           -------------------------------------

Name:    James T. Gillespie             Name:  Laura Haskell
     ---------------------------             -----------------------------------

Title:  Vice President                  Title:  Vice President
      --------------------------              ----------------------------------


The One Group Services Company          National Financial Services Corporation


By:  /s/  Mark S. Redman                By:   /s/  Robert J. Adams
   -----------------------------           -------------------------------------

Name: Mark S. Redman                    Name: Robert J. Adams
     ---------------------------             -----------------------------------

Title:  President                       Title: Senior Vice President
      --------------------------              ----------------------------------



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                                    EXHIBIT A

                                  FEE SCHEDULE


1        Start Up Fee      =           $ 10,000

2.       CUSIP Fee         =           $ 1,000/cusip

3.       Asset Based Fee

(a) For the services provided by Fidelity hereunder, the Trust or the One Group Services Company shall pay to NFSC a fee with respect to each Fund, calculated daily and paid monthly in arrears, equal to .35 percent per annum of the daily market value of the total number of shares of such Fund held in accounts at NFSC (determined by multiplying the number of such shares times the publicly-reported net asset value of each share), excluding the value of (i) shares held in a brokerage account prior to the effective date of the Agreement as to the Fund issuing such shares ("Pre-Participating Assets"), and (ii) shares first placed or purchased in a brokerage account after the termination of the Agreement as to the Trust issuing such shares. The total number of shares of all Funds with respect to which a fee will be due to Fidelity hereunder shall be referred to in this Exhibit A as "Participating Assets".

(b) Subsequent to each month-end, NFSC shall send to the One Group Services Company a statement of the market value of shares of the Fund for which the fee is calculated for the preceding month, together with a statement of the amount of such fee. In the calculation of such fee, NFSC records shall govern unless the Trust or the One Group Services Company can demonstrate that the number of shares or Fund price(s) used in such calculation is inaccurate.

(c) The Trust or the One Group Services Company shall pay to NFSC such fee within 30 days after their receipt of such statement. Such payment shall be by wire transfer or other form acceptable to NFSC and shall be separate from payments related to redemption proceeds and distributions.

4.   Maintenance Fees

     For each Fund which participates in the NSCC Fund/SERV networking level
3 system the Trust or the One Group Services Company shall pay to NFSC an annual fee of $3.00 for each separate Fund position held in any Fidelity customer account which fee shall be payable quarterly in arrears at a rate of $35 per Fund position.

     Upon written notice to the Trust or the One Group Services Company, Fidelity may change, amend or waive any fee or the method of payment thereof under this Agreement. Fidelity may issue to the Trust or the One Group Services Company a new or replacement Agreement or Exhibit A. Such change, amendment or waiver shall be effective on the date stated in such notice. The acceptance by the Trust or the One Group Services Company of any order after the date stated in such notice shall represent the Trust or the One Group Services Company's agreement to pay such fees to Fidelity.



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                                    EXHIBIT B

                    FUNDS PARTICIPATING IN SERVICES AGREEMENT


FUND NAME

One Group Balanced Class A
One Group Bond Class A
One Group Diversified Equity Class A
One Group Diversified Intl Class A
One Group Diversified Mid Cap Class A
One Group Equity Income Class A
One Group Equity Index Class A
One Group Government Bond Class A
One Group High Yield Bond Class A
One Group Income Bond Class A
One Group Intermediate Tax Free Bond Class A
One Group Intermediate Bond Class A
One Group Intl Equity Index Class A
One Group Investor Balanced Class A
One Group Investor Conserv Gro Class A
One Group Investor Growth & Income Class A
One Group Investor Growth Class A
One Group Large-Cap Growth Class A
One Group Large-Cap Value Class A
One Group Mid-Cap Growth Class A
One Group Mid-Cap Value Class A
One Group Municipal Bond Az Class A
One Group Municipal Bond Ky Class A
One Group Municipal Bond La Class A
One Group Municipal Bond Mi Class A
One Group Municipal Bond Oh Class A
One Group Municipal Bond WV Class A
One Group Municipal Income Class A
One Group Short-Term Bond Class A
One Group Small-Cap Growth Class A
One Group Small-Cap Value Class A
One Group Tax-Free Bond Class A
One Group Treasury & Agency Class A
One Group Ultra Short-Term Bond Class A
One Group Large Company Growth Class I
One Group Large Company Value Class I

Trading SYMBOL

OGASX PGBOX PAVGX PGIEX PECAX OIEIX
OGEAX OGGAX OHYAX ONIAX ONTAX OGBAX OEIAX OGIAX OICAX ONGIX
ONGAX OLGAX OLVAX OSGIX OGDIX OAMAX OKYAX PGILAX PEIAX
ONOHX OGWAX OTBAX OGLVX PGSGX PSOAX PMBAX OTABX ONUAX
SEEGX HLQVX


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CUSIP

681937470  68231N776  681939815  68231N867  68231N701  681937785  681937827
681937330  68231N107  681937652  681937587  681937264  681937561  681939575
681939641  681939617  681939674  681937249  681937876  681937728  681937751
681939740  681937371  681939773  68231N644  681937843  681939716  681937421
681937629  681939849  68231N305  68231N685  681939526  681937314

681937256  681937884



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